                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Overland Data, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                               OVERLAND DATA, INC.
                               8975 BALBOA AVENUE
                        SAN DIEGO, CALIFORNIA 92123-1599
                        --------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 11, 1997

                        --------------------------------


     The Annual Meeting of Shareholders (the "Meeting") of Overland Data, Inc., a California corporation (the "Company"), will be held at the principal executive offices of the Company at 8975 Balboa Avenue, San Diego, California 92123-1599 on November 11, 1997, at 9:00 a.m., for the following purposes:

     1. To elect five (5) directors of the Company to hold office until the 1998 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;

     2. To approve an amendment to the Company's Bylaws to provide that the authorized number of directors of the Company shall be not less than five (5) nor more than seven (7), with the exact number of directors to be set at five (5);

     3. To approve an amendment to the Company's 1995 Stock Option Plan, as amended, to increase the number of shares of Common Stock authorized for issuance thereunder by 200,000;

     4. To approve the Company's 1997 Executive Stock Option Plan, which plan, as set forth in Exhibit A to the Proxy Statement, authorizes the issuance thereunder of 550,000 shares of Common Stock;

     5. To ratify the selection of Price Waterhouse LLP as the independent auditors of the Company for the fiscal year ending June 30, 1998; and

     6. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on October 10, 1997 will be entitled to vote at the Meeting.
Each of these shareholders is cordially invited to be present and vote at the Meeting in person.



                                        By Order of the Board of Directors


                                        MARTIN D. GRAY
                                        SECRETARY

San Diego, California
October 13, 1997



WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY. THIS IS IMPORTANT BECAUSE A MAJORITY OF THE SHARES MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU SEND IN YOUR PROXY NOW. IN ADDITION, YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED.

                               OVERLAND DATA, INC.

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 11, 1997

                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----

     GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

     SHARES OUTSTANDING AND VOTING RIGHTS. . . . . . . . . . . . . . . . . . . 2

     PROPOSAL ONE --ELECTION OF DIRECTORS. . . . . . . . . . . . . . . . . . . 3

     PROPOSAL TWO--AMENDMENT TO BYLAWS . . . . . . . . . . . . . . . . . . . .20

     PROPOSAL THREE--AMENDMENT TO 1995 STOCK OPTION PLAN . . . . . . . . . . .21

     PROPOSAL FOUR--APPROVAL OF 1997 EXECUTIVE STOCK OPTION PLAN . . . . . . .26

     PROPOSAL FIVE--RATIFICATION OF INDEPENDENT AUDITORS . . . . . . . . . . .27

     OTHER BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28

                               OVERLAND DATA, INC.
                               8975 BALBOA AVENUE
                        SAN DIEGO, CALIFORNIA 92123-1599
                        --------------------------------

                                PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 11, 1997

                        --------------------------------

                               GENERAL INFORMATION

     Your proxy in the enclosed form is solicited by the Board of Directors (the "Board") of Overland Data, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at the principal executive offices of the Company at 8975 Balboa Avenue, San Diego, California 92123-1599 on November 11, 1997 at 9:00 a.m. (the "Meeting"), for the purposes set forth in the accompanying notice and at any adjournment or postponement of the Meeting. The mailing of this Proxy Statement and the accompanying form of proxy (the "Proxy") to the shareholders of the Company is expected to commence on or about October 14, 1997.

     The shares of the Company's Common Stock ("Common Stock") represented by proxy will be voted in accordance with the instructions given on the Proxy, subject to the proper execution of the Proxy and its receipt by the Company prior to the close of voting at the Meeting or any adjournment or postponement thereof. Proxies received by the Company on which no contrary instruction has been given will be voted FOR the election of the directors to the Board nominated by management, FOR approval of an amendment to the Company's Bylaws (the "Bylaws") to change the authorized number of directors, FOR approval of an amendment to the Company's 1995 Stock Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder, FOR approval of the Company's 1997 Executive Stock Option Plan and FOR ratification of the selection of independent auditors for the fiscal year ending June 30, 1998. A shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the Proxy is present at the Meeting and votes in person.

     Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares of Common Stock in their names which are beneficially owned by others ("record holders") to forward to such beneficial owners. In addition, the Company may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented, if deemed desirable or necessary, by either telephone, telegram, facsimile or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for any such services. The Company reserves the right, if deemed desirable or necessary, to retain a proxy solicitation firm to deliver solicitation material to record holders for distribution by them to their principals and to assist the Company in collecting proxies from such holders. The costs of these services to the Company, exclusive of out-of-pocket costs, is not expected to exceed $20,000. Except as described above, the Company does not intend to solicit proxies other than by mail.

                      SHARES OUTSTANDING AND VOTING RIGHTS

     Only holders of shares of Common Stock of record as of the close of business on October 10, 1997 (the "Record Date"), are entitled to vote at the Meeting. On the Record Date, 10,529,207 shares of Common Stock (collectively, the "Shares") were issued and outstanding. Each of the Shares is entitled to one vote on all matters to be voted upon at the Meeting. The presence, in person or by proxy duly authorized, of the holders of a majority of the Shares will constitute a quorum for the transaction of business at the Meeting and any continuation or adjournment thereof. Broker non-votes (i.e., shares of Common Stock held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular purpose) will be counted in determining
whether a quorum is present at the Meeting.   Directors will be elected by a
plurality of votes of the Shares present in person or represented by proxy at the Meeting. Any of the Shares not voted (whether by abstention, broker non-votes or otherwise) will have no impact on the election of directors, except to the extent that the failure to vote for one director nominee results in another nominee receiving a larger portion of votes. The proposals submitted to the Company's shareholders in the Proxy must be approved by the vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote at the Meeting. In determining whether such proposals have been approved, abstentions and broker non-votes are not counted as votes for or against the proposal.

     Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Meeting and to vote in person. Any shareholder giving a proxy has a right to revoke it at any time by either (i) a later-dated proxy,
(ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (iii) attendance at the Meeting and voting in person.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)



     Five directors are to be elected to the Board at the 1997 Annual Meeting. Each director nominee elected at the 1997 Annual Meeting will hold office until the 1998 Annual Meeting, or until his successor is duly elected and qualified, unless he resigns or his seat on the Board becomes vacant due to his death, removal or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees would be unable or unwilling to serve; but, in the event that any director nominee is unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as management may recommend in the place of such nominee.
 THE BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR" THE FIVE NOMINEES BELOW LISTED.

     Any votes so cast may be distributed among the director nominees voted for in such proportions as the person named in the Proxy shall in his or her sole judgment determine. The Company's shareholders have cumulative voting rights with respect to the election of the director nominees to the Board. The Bylaws provide that no shareholder is entitled to cumulate votes (i.e., cast for any candidate a number of votes greater than the number of the shareholder's shares) unless such candidate or candidates' names have been placed in nomination prior to commencement of the voting and a shareholder has given notice of the shareholder's intention to cumulate votes prior to commencement of the voting. If any shareholder has given such notice, then every shareholder entitled to vote may cumulate such shareholder's votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder shall think fit. The candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares are elected. If voting for directors is conducted by cumulative voting, the person named on the Proxy will have discretionary authority to cumulate votes among the director nominees named.

INFORMATION REGARDING DIRECTOR NOMINEES

     The following table sets forth the names, ages, principal occupations for the periods indicated and other directorships of the five (5) director nominees at the Meeting, each of whom is currently a director of the Company.


 NAME                AGE        PRINCIPAL OCCUPATION FOR THE     DIRECTOR SINCE
                                 PAST FIVE YEARS AND OTHER
                                       DIRECTORSHIPS
 -------------------------------------------------------------------------------

 Scott McClendon       58    Mr. McClendon has served as               1991
                             President, Chief Executive Officer
                             and a director since joining the
                             Company in October 1991.  Prior
                             thereto, he was employed by
                             Hewlett-Packard, a global
                             manufacturer of computing,
                             communications and measurement
                             products and services, for over 32
                             years in various positions in
                             engineering, manufacturing, sales
                             and marketing, and last served as
                             the General Manager of the San
                             Diego Technical Graphics Division
                             and Site Manager of
                             Hewlett-Packard in San Diego,
                             California.  Mr. McClendon holds
                             B.S. and M.S. degrees in
                             Electrical Engineering from
                             Stanford University.

 Martin D. Gray        49    Mr. Gray, one of the co-founders          1980
                             of the Company, has served as
                             Secretary and a director since the
                             Company's inception in September
                             1980.  He has served as staff
                             engineer at the Company since
                             January 1986.  From January 1977
                             to July 1985, Mr. Gray was Manager
                             of Research and Development at
                             Cipher Data Products, Inc.
                             ("Cipher"), a tape drive
                             manufacturer.  Mr. Gray has
                             several patents in the tape drive
                             industry and holds a B.S. degree
                             in Electrical Engineering from the
                             California Institute of
                             Technology.

  NAME                AGE      PRINCIPAL OCCUPATION FOR THE     DIRECTOR SINCE
                              PAST FIVE YEARS AND OTHER
                                       DIRECTORSHIPS
 -------------------------------------------------------------------------------

 William W.          67      Mr. Otterson has served as a              1982
 Otterson                    director of the Company since
                             1982. Since March 1986, he has
                             been the Director of the UCSD
                             CONNECT program.  He holds a B.S.
                             degree in Engineering from Stanford
                             University and an M.B.A. from the
                             Stanford Graduate School of Business.

 Joseph D. Rizzi       55    Mr. Rizzi has served as a director        1989
                             of the Company since May 1989.
                             Since March 1986, he has been a
                             general partner of the venture
                             capital firm of Matrix II Management
                             Company, the general partner of
                             Matrix Partners II, L.P. Currently,
                             he is a director of Veritas Software
                             Corporation and Sandisk Corporation,
                             both public corporations.  Mr. Rizzi
                             holds B.S. and M.S. degrees in
                             Electrical Engineering from the
                             University of New Hampshire.

  NAME                AGE        PRINCIPAL OCCUPATION FOR THE     DIRECTOR SINCE
                                  PAST FIVE YEARS AND OTHER
                                       DIRECTORSHIPS
 -------------------------------------------------------------------------------

 John A. Shane       64      Mr. Shane has served as a director        1992
                             of the Company since July 1992.
                             He is the founder and has served
                             as President of Palmer Service
                             Corporation, a venture capital
                             firm, since 1972, and since 1981,
                             has been a general partner of
                             Palmer Partners, L.P., the general
                             partner of The Palmer Organization
                             III L.P. He is a director of Arch
                             Communications Group, Inc.,
                             Gensym Corporation, Summa Four, Inc.
                             and United Asset Management
                             Corporation, each of which is a
                             public corporation. Mr. Shane holds
                             a B.A. degree in Economics from
                             Princeton University and an M.B.A.
                             from Harvard Business School.

VOTE REQUIRED

     An affirmative vote by the holders of a majority of the Shares present in person or represented by proxy at the Meeting is required for the election of each director to the Board nominated by management. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES ABOVE LISTED.

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

     Information concerning the Company's current directors and executive officers is set forth below.


 NAME                             AGE     POSITION WITH THE COMPANY
 -------------------------------------------------------------------------------

 Scott McClendon                  58      President, Chief Executive Officer
                                          and Director

 Martin D. Gray                   49      Vice President, Secretary and
                                          Director

 Frank D. Kirchhoff               54      Vice President of Sales

 Steven E. Richardson             46      Vice President of Marketing

 Robert J. Scroop                 49      Vice President of Engineering

 Vernon A. LoForti                44      Vice President, Chief Financial
                                          Officer and Assistant Secretary

 William W. Otterson(1)           67      Director
 Joseph D. Rizzi(1)               55      Director

 John A. Shane(1)                 64      Director

 --------------------------
(1)  Member of the Compensation and Audit Committees.

     A description of the background of each of the Company's current directors has been provided above under "Information Concerning Director Nominees." A description of the background of each of the Company's executive officers who is not also a director follows:

     FRANK R. KIRCHHOFF.     Mr. Kirchhoff has served as Vice President of
Sales since joining the Company in July 1993. From June 1987 to June 1993, he served in various sales and marketing capacities at Western Digital Corporation, an information storage products and services provider including Vice President of International Marketing from June 1987 to June 1988, Vice President of Domestic Sales from July 1988 to August 1990 and Vice President of European Operations from September 1990 to June 1993. From October 1983 to June 1987, Mr. Kirchhoff was Vice President of Sales for Cipher. He holds a B.S. degree in Marketing from Hofstra University, New York and an M.B.A. from Pepperdine University.

     STEVEN E. RICHARDSON.     Mr. Richardson has served as Vice President of
Marketing since joining the Company in August 1997. From March 1997 to July 1997, he was Vice President of Marketing for Proxima Corporation. From December 1987 to March 1997, he served in various marketing capacities at Compression Labs, Inc., a provider of video communications solutions, most recently as Vice President of Marketing. From June 1976 to December 1987, he served in various capacities at Hewlett-Packard, most recently as Product Marketing Manager for the Information Networks Division in Cupertino, California. Mr. Richardson holds a B.S. degree in Electrical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

     ROBERT J. SCROOP.     Mr. Scroop has served as Vice President of
Engineering since joining the Company in February 1993. From April 1990 to February 1993, he was Vice President of Engineering of the Cipher Division of Archive Corporation. From December 1985 to April 1990, he was Director of Engineering for Cipher. Mr. Scroop holds a First Class Honours degree in Electrical Engineering from Brunel University, England.

     VERNON A. LOFORTI.     Mr. LoForti has served as Vice President, Chief
Financial Officer and Assistant Secretary since joining the Company in December 1995. From August 1992 to December 1995, he was the Chief Financial Officer for Priority Pharmacy, a privately held pharmacy company. From 1981 to 1992, Mr. LoForti was Vice President of Finance for Intermark, Inc., a publicly held conglomerate. He holds a B.S. degree in Accounting from Brigham Young University.


There are no family relationships among any of the Company's directors and executive officers.




BOARD MEETINGS AND COMMITTEES

     During the fiscal year ended June 30, 1997 ("Fiscal 97"), the Board held ten (10) regular meetings and one (1) special meeting. Each director attended at least 75% of the meetings held during Fiscal 97 which occurred on or after the initiation of his term as a director.

     During Fiscal 97, the Board had an Audit Committee and a Compensation Committee. The Company does not have a Nominating Committee nor a committee that performs equivalent functions of a Nominating Committee. The Audit Committee, composed of Messrs. Otterson, Rizzi and Shane, is responsible for reviewing financial statements, accounting and financial policies and internal controls and reviewing the scope of the independent auditor's activities and fees. The Audit Committee held two (2) meetings during Fiscal 97. The Compensation Committee, composed of Messrs. Otterson, Rizzi and Shane, is responsible for reviewing and approving, within its authority, compensation, benefits, training and other human resource policies. The Compensation Committee held six (6) meetings during Fiscal 97. Each director who served on the Audit Committee or the Compensation Committee attended at least 75% of such respective committee's meetings held during Fiscal 97 which occurred on or after the initiation of his term as a director, with the exception of Mr. Otterson, who was unable to attend one of the two Audit Committee meetings.

LEGAL PROCEEDINGS

     On May 2, 1997, a purported class action lawsuit, RANDY WARMAN V. OVERLAND DATA, INC., ET AL., was filed in the U.S. District Court, Southern District of California against the Company, its directors and certain of its officers. On September 16, 1997, Mr. Warman was appointed as the lead plaintiff in the lawsuit. The complaint alleges certain violations of the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Company's initial public offering and its registration statement on Form S-1 filed with the Securities and Exchange Commission (the "SEC") on February 21, 1997 (the "Registration Statement").

     In particular, the complaint alleges that the Company failed to disclose in the Registration Statement a component supply problem relating to one of the Company's product lines. The plaintiff, a shareholder holding 500 shares of the Common Stock, seeks for himself and the purported class (purchasers of shares of Common Stock during the period from February 21, 1997 to March 14, 1997) rescission of their share purchases or rescissory damages if their shares have been sold, as well as attorneys' fees and other costs and expenses. The Company believes that it has meritorious defenses and intends to vigorously defend itself against this lawsuit.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of August 31, 1997 by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the issued and outstanding shares of Common Stock, (ii) each of the Company's directors and director nominees, (iii) the Company's Chief Executive Officer and the other five (5) most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 during Fiscal 97 (collectively, the "Named Executive Officers"), and (iv) all current directors and executive officers as a group. The table is based upon information supplied by directors, officers and principal shareholders of the Company.


 NAME AND ADDRESS                                   SHARES BENEFICIALLY OWNED
 ----------------                                   ---------------------------
                                                     NUMBER         PERCENT(1)
                                                    ------------    -----------
 Martin D. Gray(2) . . . . . . . . . . . . . . .     1,759,757            16.80%
   3236 Caminito Ameca
   La Jolla, CA  92037

 Seagate Technology, Inc.  . . . . . . . . . . .     1,136,747            10.88%
   920 Disc Drive
   Scotts Valley, CA  95066

 Joseph D. Rizzi(3). . . . . . . . . . . . . . .       960,074             9.18%
   c/o Matrix II Management Company
   1000 Winter Street, Suite 4500
   Waltham, MA  02154

 William W. Otterson(4). . . . . . . . . . . . .       556,624             5.32%
   6119 Vista de la Mesa
   La Jolla, CA  92037

 Scott McClendon(5)  . . . . . . . . . . . . . .       474,730             4.53%
   1 East Roseland Drive
   La Jolla, CA  92037

 John A. Shane(6)  . . . . . . . . . . . . . . .       339,571             3.25%
   c/o Palmer Service Corporation
   200 Unicorn Park Drive
   Woburn, MA  01801

 Frank R. Kirchhoff(7) . . . . . . . . . . . . .       142,368             1.36%

 Charles R. Earnhart(8)  . . . . . . . . . . . .        77,054                 *

 Robert J. Scroop(9) . . . . . . . . . . . . . .        72,317                 *

 Vernon A. LoForti(10) . . . . . . . . . . . . .        15,204                 *

 All current directors and officers as a group
 (9 persons)(11) . . . . . . . . . . . . . . . .     4,397,699            41.41%

-------------------------
*    Indicates ownership of less than one percent.

(1) Except as otherwise indicated, each beneficial owner has the sole power to vote and, as applicable, dispose of all shares of Common Stock owned by such beneficial owner, subject to community property laws where applicable. Amounts shown for each shareholder include all shares of Common Stock issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days of August 31, 1997.

(2) Includes 25,717 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 31, 1997.

(3) Includes 954,074 shares held by Matrix Partners II, L.P., as to which shares Mr. Rizzi disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Rizzi is a general partner of Matrix II Management Company, the general partner of Matrix
     Partners II, L.P. Also includes 6,000 shares of Common Stock issuable pursuant to stock options exercisable by Mr. Rizzi within 60 days of August 31, 1997.

(4) Consists of 398,864 shares of Common Stock held by Anne S. Otterson, spouse of Mr. Otterson, Trustee, Otterson Family Trust u/t/d February 8, 1980, over which Mrs. Otterson holds voting and dispositive power, and 56,760, 50,000 and 45,000 shares held by Eric Otterson, John Otterson and Helen Ann Otterson, respectively, children of Mr. Otterson. Mr. Otterson is a director of the Company. Includes 6,000 shares of Common Stock issuable pursuant to stock options exercisable by Mr. Otterson within 60 days of August 31, 1997.

(5) Includes 223,261 shares of Common Stock held by Scott McClendon, Trustee, McClendon Trust u/t/d December 31, 1991, over which Mr. McClendon holds voting and dispositive power, 1,000 shares held by Fred Clifton, Trustee, for FTC/ESC Trust u/t/d January 4, 1988, 100 shares held by Philip McClendon, 1,000 shares held by Financial Services Corp. for the benefit of Elizabeth McClendon, and 25,619 shares issuable pursuant to stock options exercisable within 60 days of August 31, 1997.

(6) Includes 328,571 shares held by The Palmer Organization III L.P., as to which shares Mr. Shane disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Shane is a general partner of Palmer Partners, L.P., the general partner of The Palmer Organization III L.P. Also includes 6,000 shares of Common Stock issuable pursuant to stock options exercisable by Mr. Shane within 60 days of August 31, 1997.

(7) Includes 27,586 shares of Common Stock held by Frank and JoAnne Kirchhoff and 35,560 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 31, 1997.

(8) Includes 16,200 shares of Common Stock held by Smith Barney, Inc. Custodian FBO Charles R. Earnhart, IRA, of which Mr. Earnhart is the beneficial owner, and 14,904 shares issuable pursuant to stock options exercisable within 60 days of August 31, 1997. Mr. Earnhart's employment with the Company terminated on August 29, 1997.

(9) Includes 5,000, 2,700 and 2,400 shares of Common Stock held by Amanda L. Scroop, Catherine E. Scroop and Christopher D. Scroop, respectively, and 35,617 shares issuable pursuant to stock options exercisable within 60 days of August 31, 1997.

(10) Includes 15,204 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 31, 1997.

(11) Includes 170,621 shares of Common Stock issuable pursuant to stock options exercisable within 60 days of August 31, 1997.


COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT OF 1934.

     Section 16(a) under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten (10) percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation that no other reports were required, the Company's officers, directors and greater than ten percent shareholders complied with all applicable Section 16(a) filing requirements, except for one Form 4 statement of which the Company is aware that was filed late by Robert J. Scroop, the Company's Vice President of Engineering.

EXECUTIVE COMPENSATION

     Each Non-Employee Director (as defined below) receives cash compensation of $3,000 per quarter and the Company reimburses such director's expenses relating to his activities as a director. Non-Employee Directors are also eligible to participate in the Company's stock option plans. On August 12, 1997, the Company granted to each of the Non-Employee Directors, Messrs. Otterson, Rizzi and Shane, fully vested stock options exercisable into 6,000 shares of Common Stock at the then market value of the Common Stock. The Company's current compensation program provides that the Company will grant
(i) to each newly appointed Non-Employee Director fully vested stock options exercisable into 6,000 shares of Common Stock upon such director's appointment to the Board and (ii) to each Non-Employee Director, who has been serving the Company for at least six (6) months, fully vested stock options exercisable into 2,500 shares of Common Stock at the first regularly scheduled Board meeting held subsequent to the end of each fiscal year. All stock options to be issued to Non-Employee Directors will be exercisable at the fair market value of the Common Stock on the date of the grant.

1987 STOCK OPTION PLAN

     In October 1988, the Board adopted the 1987 Non-Qualified Stock Option Plan (as amended, the "1987 Plan") to grant non-statutory options ("NSOs") exercisable into shares of Common Stock to directors, officers, and employees of the Company. The options granted are generally exercisable at fair market value on the date of issuance, vest over a period determined by the Board and have a term of ten (10) years. Options granted under the 1987 Plan are non-transferable and must be exercised within thirty (30) days of the end of optionee's status as a director, officer or employee of the Company and within six (6) months of optionee's termination by death or disability. Upon a change of control of the Company, all outstanding options under the 1987 Plan will become 100% vested. Unless sooner terminated by the Board, the 1987 Plan expires on October 13, 1998. A total of 300,000 shares of Common Stock were reserved for issuance under the 1987 Plan and, as of June 30, 1997, there were options outstanding to purchase an aggregate of 46,875 shares of Common Stock. As set forth in "Proposal Three--Amendment to 1995 Stock Option Plan" of this Proxy Statement, the Company's shareholders are being asked to approve an amendment to the 1995 Plan which, if approved, would result in termination of the 1987 Plan.

1991 STOCK OPTION PLAN

     In May 1991, the Board adopted the 1991 Non-Qualified Stock Option Plan (as amended, the "1991 Plan") to grant NSOs exercisable into shares of Common Stock to up to thirty-five (35) directors, officers, and employees of the Company. The options granted are generally exercisable at fair market value on the date of issuance, vest over a maximum of five (5) years and have a term of ten (10) years. Options granted under the 1991 Plan are non-transferable and must be exercised within thirty (30) days of the end of optionee's status as a director, officer or employee of the Company and within six (6) months of optionee's termination by death or disability. Upon a change of control of the Company, all outstanding options under the 1991 Plan will become 100% vested. Unless sooner terminated by the Board, the 1991 Plan expires on May 7, 2001. A total of 300,000 shares of Common Stock were reserved for issuance under the 1991 Plan and, as of June 30, 1997, there were options outstanding to purchase an aggregate of 130,550 shares of Common Stock. As set forth in "Proposal Three--Amendment to 1995 Stock Option Plan" of this Proxy Statement, the Company's shareholders are being asked to approve an amendment to the 1995 Plan which, if approved, would result in termination of the 1991 Plan.

MCCLENDON STOCK OPTION AGREEMENT

     In October 1991, the Board granted an NSO exercisable into 202,380 shares of Common Stock to Scott McClendon, the Company's then newly hired President and Chief Executive Officer. The options granted are exercisable at fair market value on the date of issuance, vested on the basis of a formula set by the Board and have a term of ten (10) years. Options granted thereunder are non-transferable and must be exercised within thirty (30) days of the end of Mr. McClendon's status as an employee of the Company and within six (6) months of his termination by death or disability. As of June 30, 1997, there were options outstanding to purchase an aggregate of 10,119 shares of Common Stock, all of which were fully vested.

1992-A STOCK OPTION PLAN

     In March 1992, the Board adopted the 1992-A Non-Qualified Stock Option Plan (the "1992 Plan) to grant NSOs exercisable into shares of Common Stock to the former employees of Mountain Engineering, a business acquired by the Company in July 1992. The options granted are exercisable at 25% of the fair market value on the date of issuance, vested on the basis of a formula set by the Board, have a term of ten (10) years and are non-transferable. A total of 332,000 shares of Common Stock were reserved for issuance under the 1992 Plan and, as of June 30, 1997, there were options outstanding to purchase an aggregate of 161,926 shares of Common Stock. As set forth in "Proposal Three--Amendment to 1995 Stock Option Plan" of this Proxy Statement, the Company's shareholders are being asked to approve an amendment to the 1995 Plan which, if approved, would result in termination of the 1992 Plan.


1993 STOCK OPTION PLAN

     In December 1993, the board adopted the 1993 Stock Option Plan (the "1993 Plan") to grant both incentive stock options ("ISOs") intended to qualify as such under Section 422(b) of the Internal Revenue Code, as amended (the "IRC") and NSOs exercisable into shares of Common Stock to directors, employees, advisors and consultants of the Company. The options granted are generally exercisable at fair market value on the date of issuance, vest over a period determined by the Board and have a term of ten (10) years. Options granted under the 1993 Plan are non-transferable and must be exercised within thirty (30) days of the end of optionee's status as a director or emplayee of the Company and within six (6) months of optionee's termination by death or disability. Unless sooner terminated by the Board, the 1993 Plan expires on December 8, 2003. A total of 231,557 shares of Common Stock were reserved for issuance under the 1993 Plan and, as of June 30, 1997, there were options outstanding to purchase an aggregate of 189,950 shares of Common Stock. As set forth in "Proposal Three--Amendment to 1995 Stock Option Plan" of this Proxy Statement, the Company's shareholders are being asked to approve an amendment to the 1995 Plan which, if approved, would result in termination of the 1993 Plan.

1993-A STOCK OPTION PLAN

     In November 1993, the Board adopted the 1993-A Stock Option Plan (the "1993-A Plan") to grant ISOs and NSOs exercisable into shares of Common Stock to directors, employees, advisors and consultants of the Company. The options granted are generally exercisable at fair market value on the date of issuance, vest over a period determined by the Board and have a term of ten (10) years. Options granted under the 1993-A Plan are non-transferable and must be exercised within thirty (30) days of the end of optionee's status as a director or employee of the Company and within six (6) months of optionee's termination by death or disability. Upon a change of control of the Company, all outstanding options under the 1993-A Plan become 100% vested. Unless sooner terminated by the Board, the 1993-A Plan expires on November 10, 2003. A total of 268,443 shares of Common Stock were reserved for issuance under the 1993-A Plan and, as of June 30, 1997, there were options outstanding to purchase an aggregate of 189,771 shares of Common Stock. As set forth in "Proposal Three--Amendment to 1995 Stock Option Plan" of this Proxy
Statement, the Company's shareholders are being asked to approve an amendment to the 1995 Plan which, if approved, would result in termination of the 1993-A Plan.

     1995 STOCK OPTION PLAN. In October 1995, the shareholders of the Company approved the Company's 1995 Stock Option Plan (as amended, the "1995 Plan"). The 1995 Plan provides that directors, employees and consultants of the Company are eligible to receive options exercisable into shares of Common Stock. The options granted at such time are generally exercisable at fair market value on the date of issuance, vest over a maximum of five (5) years and have a term of ten (10) years. Unless sooner terminated by the Board, the 1995 Plan expires on October 10, 2005. The Board may amend, suspend, modify or terminate the 1995 Plan, but may not without the prior written approval of shareholders make any amendment which: (i) materially increases the number of shares available for issuance under the 1995 Plan (except as expressly permitted); (ii) materially changes the class of person who is eligible for the grant of incentive stock options; or (iii) if required by Rule 16b-3 (or any successor) under the Exchange Act, would materially increase the benefits accruing to participants under the 1995 Plan or would materially modify the requirements as to eligibility for participation in the 1995 Plan. As set forth in "Proposal Three--Amendment to 1995 Stock Option Plan" of this Proxy Statement, the Company's shareholders are being asked to approve an amendment to the 1995 Plan to increase from 372,500 to 572,500 the number of shares of Common Stock reserved for issuance with respect to options granted under the 1995 Plan.

     1996 EMPLOYEE STOCK PURCHASE PLAN . In December 1996, the Board adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan"), the purpose of which is to provide an opportunity for the Company's employees to purchase shares of Common Stock and thereby have an additional incentive to contribute to the prosperity of the Company. The Purchase Plan allows employees to purchase shares of Common Stock through payroll deductions. An administrative committee appointed by the Board (the "Administrative Committee") determines periods of up to 27 months (each an "Option Period"), during which each participant in the Purchase Plan is granted an option to purchase that number of shares of Common Stock which may be purchased with the payroll deductions accumulated on behalf of such participant during each six-month period within a particular Option Period, as approved by the Board. The Purchase Plan provides that (i) no employee shall be entitled to accrue rights to purchase shares under the Purchase Plan at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time the option is granted) for any calendar year in which such option is outstanding at any time, and (ii) the maximum number of shares subject to any option shall not exceed 1,500. Employees participating in the Purchase Plan may purchase shares of Common Stock under each option at a price per share equal to the lower of (x) not less than 85% of the fair market value of the Common Stock on the date of commencement of participation in the Purchase Plan offering period or (y) not less than 85% of the fair market value of a share of Common Stock on the date of purchase. Generally, any employee, including executive officers (but excluding persons who hold 5% or more of the Company's voting stock), regularly employed on a full-time basis by the Company or by Overland Data (Europe) Limited, a wholly owned subsidiary of the Company ("Overland Data Europe"), on the first day of each Option Period is eligible to participate in the Purchase Plan, subject to minimum eligibility periods, if any, as established by the Administrative Committee. Participants may authorize payroll deductions of up to 15% of their compensation, including base, overtime and commissions, for the purchase of shares of Common Stock under the Purchase Plan. The Purchase Plan authorizes the Company to issue up to 250,000 shares of Common Stock pursuant to the Purchase Plan. As of the date hereof, 31,517 shares of Common Stock have been purchased under the Purchase Plan. The Purchase Plan will terminate in January 2007.

     401(k) PLAN. In February 1994, the Company adopted the Overland Data, Inc. On-Track 401(k) Savings Plan (the "401(k) Plan"), that covers all eligible employees of the Company who complete three months of service and are at least 21 years old. Employees may elect to defer up to 15% of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to the 401(k) Plan. The elective deferral contributions are fully vested and nonforfeitable at all times and are invested in accordance with the directions of the participants. The 401(k) Plan is intended to qualify under Section 401 of the IRC so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. The Company currently does not make matching contributions under the 401(k) Plan.

     1997 EXECUTIVE STOCK OPTION PLAN. On August 12, 1997, the Board adopted the 1997 Executive Stock Option Plan (the "1997 Plan") which authorizes the issuance of 550,000 shares of Common Stock with respect to options granted under the 1997 Plan. As set forth in "Proposal Four--Approval of 1997 Executive Stock Option Plan" of this Proxy Statement, the Company's shareholders are being presented with the 1997 Plan for their approval.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

     The following table sets forth, for the fiscal year ended June 30, 1996 and Fiscal 97, the cash compensation for services in all capacities to the Company of those persons who were, as of June 30, 1997, the Named Executive Officers:

                                       SUMMARY COMPENSATION TABLE


                                             Annual Compensation                       Long-term
                         ------------------------------------------------------------ Compensation
                         Fiscal                                        Other             Awards           Other
                          Year           Salary           Bonus     Compensation (1)  # of options   Compensation (2)
                         ------      ----------         --------    ---------------- --------------  ----------------
Scott McClendon,          1997       $  240,000            -----       -----             8,000           $  55
President & CEO           1996          210,000          $63,000       -----             -----              44

Frank R. Kirchhoff,       1997          175,000                        -----             2,200              40
VP of Sales               1996          165,000           24,750       -----             -----              44

Robert J. Scroop,         1997          140,000                        -----             1,867              30
VP of Engineering         1996          125,000           12,500       -----             -----              44

Martin D. Gray,           1997          140,000            -----       -----             1,667              30
VP & Secretary            1996          125,000           18,750       -----             -----              44

Charles R. Earnhart,      1997          140,000                        -----             1,867              30
VP of Operations (3)      1996           78,077           10,500       -----            52,150              26

Vernon A. LoForti,        1997          130,000                        -----             2,167              30
VP, CFO & Asst. Secty     1996           56,058            8,625       -----            52,150              26


(1) The costs of certain benefits are not included because they did not exceed, in the case of each Named Executive, the lesser of $50,000 or 10% of the total annual salary and bonus reported in the above table.

(2)  Consists of premiums for term life insurance with no cash surrender value.

(3)  Mr. Earnhart's employment with the Company terminated on August 29, 1997.

STOCK OPTION GRANTS

    The following table sets forth information for the Named Executive Officers with respect to grants of options to purchase Common Stock of the Company made during the fiscal year ended June 30, 1997.


                         OPTION GRANTS IN LAST FISCAL YEAR
                                                                                    Potential Realizable
                                  Individual Grants                                   Value at Assumed
                      -------------------------------------------------------------    Annual Rates of
                       No. of      % of Total                   Fair                     Stock Price
                      Securities     Options                   Market                  Appreciation for
                      Underlying    Granted to     Exercise   Value On                  Option Term(3)
                       Options     Employees in     Price      Date of   Expiration --------------------
                      Granted(1)   Fiscal 1997(2)  Per Share    Grant       Date         5%       10%
                      ----------------------------------------------------------------------------------
Scott McClendon        8,000          6.7%          $7.50       $7.50     8/12/07     $37,734   $95,624
Frank R. Kirchhoff     2,200          1.9%           7.50        7.50     8/12/07      10,377    26,297
Robert J. Scroop       1,867          1.6%           7.50        7.50     8/12/07       8,806    22,316
Martin D. Gray         1,667          1.4%           8.25        7.50     8/12/07       7,863    19,926
Charles R. Earnhart    1,867          1.6%           7.50        7.50     8/12/07       8,806    22,316
Vernon A. LoForti      2,167          1.8%           7.50        7.50     8/12/07      10,221    25,902


(1) The options were granted on August 12, 1997 for performance during fiscal 1997. All of the options were fully vested at the time of grant.

(2) Based on a total of 118,768 options granted to all employees during fiscal 1997.

(3) In accordance with the rules of the Securities and Exchange Commission, the potential realizable values for the options are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. These assumed rates of appreciation do not represent the Company's estimate or projection of the appreciation of shares of the Common Stock and actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock.

OPTION EXERCISES

     The following table sets forth information for the Named Executive Officers with respect to exercises of options to purchase Common Stock of the Company during Fiscal 97 and the number and value of unexercised stock options held at June 30, 1997.

                                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                  AND FISCAL YEAR END OPTION VALUES


                                                    Number of Securities                  Value of Unexercised
                                                   Underlying Unexercised                      In-The-Money
                        Shares                    Options at June 30, 1997              Options at June 30, 1997(1)
                     Acquired on    Value    -----------------------------------     ---------------------------------
                       Exercise   Realized    Exercisable        Unexercisable        Exercisable         Unexercisable
                      ---------- ----------- -------------     -----------------     -------------      ----------------
Scott McClendon           --          --         13,869               7,500           $  74,546          $   40,313
Frank R. Kirchhoff        --          --         30,860              33,361             165,873             179,315
Robert J. Scroop          --          --         32,500               2,500             174,688              13,438
Martin D. Gray            --          --         22,800               2,500             122,550              13,438
Charles R. Earnhart       --          --         13,037              39,113              70,074             210,232
Vernon A. LoForti         --          --         13,037              39,113              70,074             210,232
_____________________

(1) Based upon the closing bid price of the Common Stock of $5-3/8 as quoted on the Nasdaq National Market System on June 30, 1997.



CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Seagate Technology, Inc. ("Seagate") is the owner of approximately 10.9% of the issued and outstanding shares of Common Stock. Seagate has been a supplier to the Company of certain components used in the production of its 18-track products. During Fiscal 97, the Company purchased approximately $666,000 of products from Seagate under standard purchase orders at prices and terms which the Company believes are no less favorable than could be obtained from an independent third party.

     In addition, Overland Data Europe entered into a lease agreement in June 1996 with Seagate Distribution (UK) Limited, a subsidiary of Seagate. The lease pertains to a facility located in Wokingham, England, which houses the Company's European operations. The lease has a three-year term and a monthly rent of approximately $5,250. The Company believes that the lease was obtained at rental rates and terms which are no less favorable than could be obtained from an independent third party.

     During Fiscal 97, the Company sold shares of Common Stock to three of its executive officers at the then fair market value as set by the Board of Directors of $3.00 per share. Scott McClendon, the Company's President and Chief Executive Officer, purchased 21,000 shares for total consideration of $63,000; Martin D. Gray, the Company's Vice President and Secretary, purchased 6,250 shares for total consideration of $18,750; and Charles R. Earnhart, the Company's Vice President of Operations, purchased 1,500 shares for total consideration of $4,500.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board (the "Committee") makes recommendations to the Board regarding compensation of the Company's directors and officers and oversees the administration of the Company's employee stock option plans. All decisions of the Committee relating to compensation of the Company's executive officers are reviewed and approved by the entire Board. The policy of the Committee with respect to executive compensation is that such compensation should (i) be effective in attracting and retaining key executives critical to the Company's success, (ii) align the interests of the executives with the interests of the Company's shareholders, (iii) reflect the Company's financial performance and (iv) reward executives for their individual performance. Executive compensation includes base salary, bonuses based on the Company's performance and stock option grants. These programs are designed to provide incentives for both short and long-term performance.

BASE SALARY

     The base salary of the Company's Chief Executive Officer ("CEO") is set at an amount which the Committee believes is competitive with the salaries paid to the chief executive officers of other companies of comparable size in similar industries. Salary levels of the Company's other executive officers are set in a like manner. In evaluating salaries, the Committee utilizes information and surveys of the compensation practices of high technology companies provided by the management and human resource consulting firms of Watson Wyatt and Radford Associates. The Committee also relies on information provided by the Company's Human Resources Department and its knowledge of local pay practices. Furthermore, the Committee considers the executives' performance of their job responsibilities and the overall financial performance of the Company. The Committee recognized the record revenues and earnings generated by the Company during its fiscal year ended June 30, 1996 when establishing the salaries for Fiscal 97.

BONUSES

     The CEO and executive officers participate in the Company's executive bonus plan. For Fiscal 97, the plan established by the Committee provided a formula whereby no bonus was earned until the Company's income before taxes exceeded 80% of the amount set forth in the approved annual financial plan. Executive officers could then earn up to 15% (30% for the CEO) of their respective base salaries in the form of a bonus if the pretax income reached 120% of its budgeted level, with pro rata increases above that level. Because the actual pretax income generated by the Company for Fiscal 97 did not reach the 80% level, no bonuses were earned or paid for Fiscal 97.

STOCK OPTION GRANTS

     The Company provides its executive officers with long-term incentives through the granting of stock options. An initial grant of options is made at the time an executive is hired and the Committee considers on an annual basis additional grants based on the performance of both the individual executives and the Company as a whole. The Committee takes into account the executive's position and level of responsibility, existing stock and unvested option holdings and the potential reward if the stock price appreciates in the public market. The exercise price of all options is equal to the closing market price of the Common Stock on the date of grant and the options generally vest over a four year period. On August 12, 1997, the Committee granted a total of 17,768 options to executive officers for their performance during Fiscal 97, all of which were fully vested at the date of grant.

     The Compensation Committee believes that management compensation levels during Fiscal 97 appropriately reflect the application of the Compensation Committees's compensation policy.

                         Compensation Committee:

                              William W. Otterson
                              Joseph D. Rizzi
                              John A. Shane


     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                                PERFORMANCE GRAPH


                      COMPARISON OF CUMULATIVE TOTAL RETURN

                 AMONG OVERLAND DATA, THE NASDAQ 100 INDEX, AND
                  THE NASDAQ COMPUTER INDUSTRY COMPOSITE INDEX

                               OVERLAND DATA, INC.

                        PLOT POINTS FOR PERFORMANCE GRAPH
                              1997 PROXY STATEMENT


                                     [GRAPH]


                                                     Industry Composite
Date        Computer  Composite     OVRL      Date     Index    Index    OVRL
21-Feb-97    535.35    1334.32     11.375    21-Feb   100.00   100.00   100.00
24-Feb-97     544.6    1345.08     11.750    24-Feb   101.73   100.81   103.30
25-Feb-97    544.89    1347.69     12.500    25-Feb   101.78   101.00   109.89
26-Feb-97    543.29    1340.55     11.625    26-Feb   101.48   100.47   102.20
27-Feb-97    521.46    1312.66     10.813    27-Feb    97.41    98.38    95.05
28-Feb-97    522.57       1309     11.000    28-Feb    97.61    98.10    96.70
03-Mar-97     527.5    1311.18     11.250     3-Mar    98.53    98.27    98.90
04-Mar-97    530.73    1317.37     11.750     4-Mar    99.14    98.73   103.30
05-Mar-97    537.51    1329.09     11.375     5-Mar   100.40    99.61   100.00
06-Mar-97    524.19    1315.43     11.500     6-Mar    97.92    98.58   101.10
07-Mar-97    516.38     1311.8     11.000     7-Mar    96.46    98.31    96.70
10-Mar-97     523.2    1322.72     11.000    10-Mar    97.73    99.13    96.70
11-Mar-97    518.54    1316.76     11.125    11-Mar    96.86    98.68    97.80
12-Mar-97    512.87    1304.13     10.969    12-Mar    95.80    97.74    96.43
13-Mar-97    512.65    1293.28     10.625    13-Mar    95.76    96.92    93.41
14-Mar-97    511.32    1292.97     10.375    14-Mar    95.51    96.90    91.21
17-Mar-97    507.05    1279.43      6.000    17-Mar    94.71    95.89    52.75
18-Mar-97    502.99    1269.34      6.250    18-Mar    93.96    95.13    54.95
19-Mar-97    490.14    1249.29      6.125    19-Mar    91.56    93.63    53.85
20-Mar-97    496.14    1259.26      6.125    20-Mar    92.68    94.37    53.85
21-Mar-97    489.33    1254.07      6.000    21-Mar    91.40    93.99    52.75
24-Mar-97    482.35    1242.64      5.625    24-Mar    90.10    93.13    49.45
25-Mar-97     486.9    1248.06      5.063    25-Mar    90.95    93.54    44.51
26-Mar-97    506.47    1269.08      5.000    26-Mar    94.61    95.11    43.96
27-Mar-97    499.84    1249.51      4.938    27-Mar    93.37    93.64    43.41
31-Mar-97    487.68     1221.7      5.000    31-Mar    91.10    91.56    43.96
01-Apr-97    484.98    1216.93      5.125     1-Apr    90.59    91.20    45.05
02-Apr-97    478.25       1201      5.500     2-Apr    89.33    90.01    48.35
03-Apr-97     491.4    1213.76      5.500     3-Apr    91.79    90.96    48.35
04-Apr-97    504.96    1236.73      6.000     4-Apr    94.32    92.69    52.75
07-Apr-97    511.73    1251.35      6.000     7-Apr    95.59    93.78    52.75
08-Apr-97    517.43    1257.37      6.250     8-Apr    96.65    94.23    54.95
09-Apr-97    509.71    1249.43      6.125     9-Apr    95.21    93.64    53.85
10-Apr-97     498.6    1235.77      6.188    10-Apr    93.14    92.61    54.40
11-Apr-97    483.42     1206.9      5.875    11-Apr    90.30    90.45    51.65
14-Apr-97    495.03    1216.41      6.000    14-Apr    92.47    91.16    52.75
15-Apr-97    487.57    1212.88      5.875    15-Apr    91.07    90.90    51.65
16-Apr-97     486.3    1210.27      5.875    16-Apr    90.84    90.70    51.65
17-Apr-97    491.42    1217.07      5.750    17-Apr    91.79    91.21    50.55
18-Apr-97    499.88    1222.57      5.750    18-Apr    93.37    91.62    50.55
21-Apr-97    493.98    1203.95      6.000    21-Apr    92.27    90.23    52.75
22-Apr-97    500.42    1212.74      5.500    22-Apr    93.48    90.89    48.35
23-Apr-97    516.02    1227.14      5.375    23-Apr    96.39    91.97    47.25
24-Apr-97    516.67     1228.1      5.375    24-Apr    96.51    92.04    47.25
25-Apr-97    505.33    1209.29      5.375    25-Apr    94.39    90.63    47.25
28-Apr-97    511.25     1217.3      5.375    28-Apr    95.50    91.23    47.25
29-Apr-97    527.17    1242.63      5.625    29-Apr    98.47    93.13    49.45
30-Apr-97    539.85    1260.76      5.375    30-Apr   100.84    94.49    47.25
01-May-97    545.43     1270.5      5.250     1-May   101.88    95.22    46.15

02-May-97    561.95    1305.33      5.250     2-May   104.97    97.83    46.15
05-May-97    577.81    1339.24      5.625     5-May   107.93   100.37    49.45
06-May-97    566.91     1328.3      5.875     6-May   105.90    99.55    51.65
07-May-97    563.34    1322.91      6.000     7-May   105.23    99.14    52.75
08-May-97    570.97    1330.83      6.000     8-May   106.65    99.74    52.75
09-May-97    572.58    1335.05      6.250     9-May   106.95   100.05    54.95
12-May-97    576.16    1344.19      6.500    12-May   107.62   100.74    57.14
13-May-97    566.58    1333.59      6.375    13-May   105.83    99.95    56.04
14-May-97    564.26    1335.55      6.188    14-May   105.40   100.09    54.40
15-May-97    577.79    1353.58      6.625    15-May   107.93   101.44    58.24
16-May-97    567.83    1340.73      6.000    16-May   106.07   100.48    52.75
19-May-97    565.55    1341.24      6.250    19-May   105.64   100.52    54.95
20-May-97     583.1    1363.88      6.250    20-May   108.92   102.22    54.95
21-May-97    591.25    1373.75      6.375    21-May   110.44   102.96    56.04
22-May-97    589.96     1372.6      6.250    22-May   110.20   102.87    54.95
23-May-97     598.4    1389.72      6.375    23-May   111.78   104.15    56.04
27-May-97       616    1409.21      6.188    27-May   115.06   105.61    54.40
28-May-97    615.68    1410.18      6.750    28-May   115.01   105.69    59.34
29-May-97    606.75    1403.04      6.375    29-May   113.34   105.15    56.04
30-May-97    594.75    1400.32      6.625    30-May   111.10   104.95    58.24
02-Jun-97    597.48    1404.79      6.625     2-Jun   111.61   105.28    58.24
03-Jun-97     578.7    1384.91      6.625     3-Jun   108.10   103.79    58.24
04-Jun-97    572.26    1379.67      6.875     4-Jun   106.89   103.40    60.44
05-Jun-97    578.07    1390.05      6.750     5-Jun   107.98   104.18    59.34
06-Jun-97    587.85    1404.84      6.750     6-Jun   109.81   105.29    59.34
09-Jun-97    593.12    1412.04      6.500     9-Jun   110.79   105.82    57.14
10-Jun-97    582.67    1401.69      6.500    10-Jun   108.84   105.05    57.14
11-Jun-97    587.44    1407.85      6.500    11-Jun   109.73   105.51    57.14
12-Jun-97     585.4    1411.32      6.750    12-Jun   109.35   105.77    59.34
13-Jun-97    594.18    1423.03      6.625    13-Jun   110.99   106.65    58.24
16-Jun-97     601.8    1431.95      6.750    16-Jun   112.41   107.32    59.34
17-Jun-97    612.48    1443.11      6.125    17-Jun   114.41   108.15    53.85
18-Jun-97    599.26    1432.43      6.375    18-Jun   111.94   107.35    56.04
19-Jun-97    603.17    1447.14      6.344    19-Jun   112.67   108.46    55.77
20-Jun-97    603.52     1447.1      6.250    20-Jun   112.73   108.45    54.95
23-Jun-97    597.24    1434.32      6.125    23-Jun   111.56   107.49    53.85
24-Jun-97    609.93    1452.43      5.750    24-Jun   113.93   108.85    50.55
25-Jun-97    604.57    1446.24      5.875    25-Jun   112.93   108.39    51.65
26-Jun-97    595.92    1436.38      5.625    26-Jun   111.31   107.65    49.45
27-Jun-97    593.97    1438.15      5.500    27-Jun   110.95   107.78    48.35
30-Jun-97     593.5    1442.07      5.375    30-Jun   110.86   108.08    47.25


The above graph assumes that $100.00 was invested in the Common Stock and in each index on February 21, 1997, the effective date of the Company's initial public offering. Although the Company has not declared a dividend on its Common Stock, the total return for each index assumes the reinvestment of dividends. Stockholder returns over the period presented should not be considered indicative of future returns. Pursuant to SEC regulations, the graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall it be incorporated by reference into any filing under the Securities Act or the Exchange Act.

                                  PROPOSAL TWO
                               AMENDMENT TO BYLAWS
                           (ITEM 2 ON THE PROXY CARD)


     The Bylaws currently provide that the authorized number of directors of the Company shall be not less than six (6) and not more than seven (7), with the exact number of directors to be set at six (6). On September 26, 1997 the Board authorized an amendment to the Bylaws (the "Amendment") to provide that the authorized number of directors of the Company shall be not less than five (5) and not more than seven (7), with the exact number of directors to be set at five (5). Under California law, the Amendment can only be adopted by the shareholders, and the Company's shareholders are being asked to approve the Amendment at the Meeting. Upon approval of the Amendment, Article III, Section 2 of the Bylaws would be amended to read as follows:

     "The authorized number of directors shall be not less than five (5) and not more than seven (7). The exact number of directors shall be five (5) until changed, within the limits specified herein, by resolution duly adopted by the Board of Directors or by the shareholders.

     Any amendment to these bylaws whereby the minimum number of authorized directors is set at less than five (5) shall not take effect if votes cast against it exceed 16-2/3% of the outstanding shares entitled to vote.

     Should any portion of this Section 2 of Article III be found invalid by a court of competent jurisdiction, the whole of this Section shall be revoked, and the authorized number of directors shall be seven (7)."

     The Company believes that it is in its best interest to effect the Amendment. There are currently five directors and only five director nominees for the Board listed in Proposal One: Election of Directors. The Company (i) believes that each of the director nominees is well-qualified and (ii) currently does not intend to expand the size of the Board. If the proposed Amendment is not approved, one (1) seat on the Board will remain vacant. The Amendment will provide the Board or the shareholders with the flexibility to expand the size of the Board to up to seven (7) directors by retaining the services of additional, well-qualified persons to serve on the Board in the future. These additional directors may be Non-Employee Directors or employees of the Company. The Company intends, however, to have a majority of its directors continue to be Non-Employee Directors.

VOTE REQUIRED

     An affirmative vote by the holders of a majority of the Shares present in person or represented by proxy at the Meeting is required for approval of the Amendment. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT.

                                 PROPOSAL THREE
                       AMENDMENT TO 1995 STOCK OPTION PLAN
                           (ITEM 3 ON THE PROXY CARD)


     The Company's 1995 Stock Option Plan (the "1995 Plan") became effective upon its approval by the Board on October 10, 1995, subject to shareholder approval. The general purpose of the 1995 Plan is to assist the Company in the recruitment, retention and motivation of employees, directors and consultants who are in a position to make contributions to the Company's progress. The 1995 Plan offers a significant incentive to the employees, directors and consultants of the Company by enabling such persons to acquire shares of Common Stock, thereby increasing their proprietary interest in the growth and success of the Company.

     On September 26, 1997, the Board approved an amendment to the Company's 1995 Plan to increase from 372,500 to 572,500 the number of shares of Common Stock reserved for issuance with respect to options granted under the 1995 Plan. This amendment is being presented to the Company's shareholders for their approval. In the event that this amendment is approved by the Company's shareholders, the Board also resolved that no more options would be issued under the Company's earlier option plans, pursuant to which options exercisable into an aggregate of 150,775 shares of Common Stock remain available for issuance. In such case, the net increase in the number of shares of Common Stock available for issuance under the Company's option plans, excluding the proposed 1997 Executive Stock Option Plan, will be 49,225.

SHARES SUBJECT TO THE 1995 PLAN

     Currently, there are 372,500 shares of Common Stock reserved for issuance with respect to options granted under the 1995 Plan, of which 201,000 options have been granted and 171,500 options are available for grant as of September 15, 1997.

     In the event of a subdivision of the outstanding shares of Common Stock, or a combination or consolidation of the outstanding Common Stock (by reclassification of otherwise) into a lesser number of shares, or a similar occurrence, or declaration of a divided payable in shares of Common Stock or, if in an amount that has a material effect on the price of the shares, in cash, the Compensation Committee will make adjustments in the number and/or exercise price of options and/or the number of shares available under the 1995 Plan, as appropriate.

     If this proposal is approved, the aggregate number of shares of Common Stock that will be available for issuance under the 1995 Plan will be increased from 372,500 to 572,500.

ADMINISTRATION

     The 1995 Plan is administered by the Compensation Committee of the Board (the "Compensation Committee"), composed of at least two "Non-Employee Directors," as such term is defined in Rule 16b-3 and further defined below. Subject to the limitations set forth in the 1995 Plan, the Compensation Committee has the authority to determine to whom options will be granted (including initial grants to incoming directors), the term during which an option may be exercised and the rate at which an option may be exercised (including acceleration of vesting upon a change of control). In general terms, a "Non-Employee Director" within the meaning of Rule 16b-3 is a member of the Board who (i) is not currently an officer or employee of the Company or a parent or subsidiary of the Company,
(ii) does not receive compensation, either directly or indirectly, from the Company or a parent or subsidiary of the Company, for services rendered as a consultant or in any other non-director capacity except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to
Item 404(a) of Regulation S-K, (iii) does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) under Regulation S-K, and (iv) is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K.

     The 1995 Plan provides for the grant of both ISOs and NSOs. ISOs may be granted only to employees (including officers and directors who are also employees) of the Company. NSOs may be granted to employees (including officers and directors who are also employees), directors and consultants of the Company. If any options granted under the 1995 Plan for any reason expire or are canceled or otherwise terminated without having been exercised in full, the shares allocable to the unexercised portion of such options again become available for issuance under the 1995 Plan. Options granted pursuant to the 1995 Plan will vest at the times determined by the Compensation Committee (generally over a five-year period).

     The maximum term of each stock option granted under the 1995 Plan is ten years. Stock options granted under the 1995 Plan must be exercised by the optionee during the earlier of his or her term or within 30 days after termination of the optionee's employment, except that the period may be extended on certain events, including death and termination due to disability, but not beyond the maximum ten-year term.

     The exercise price of all ISOs granted under the 1995 Plan must be no less than 100% of the fair market value per share of Common Stock on the date of grant. In the case of NSOs, the per share exercise price may be no less than 85% of the fair market value per share of Common Stock on the date of grant. With respect to an employee who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, the exercise price of any option granted must be no less than 110% of the fair market value per share of Common Stock on the date of grant. In addition to payment in cash, the 1995 Plan permits an optionee to pay the exercise price of an option, all or in part, with Shares which have already been owned by the Optionee or his or her representative for more than 12 months and which are surrendered to the Company in good form for transfer. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the 1995 Plan. Payment may also be made by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell the optionee's shares and deliver all or a part of the sales proceeds to the Company in payment of all or part of the exercise price and any withholding taxes or by delivery (on a form prescribed by the Company) of an irrevocable direction to pledge the optionee's shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the exercise price and any withholding taxes.

     Based upon the closing price of the Company's shares of Common Stock on the Nasdaq National Market System on September 15, 1997 ($7.00 per share), the maximum aggregate value of the underlying securities to be issued under the 1995 Plan, if the 1995 Plan is amended as proposed, is $1.9 million. The actual value of the securities to be issued under the 1995 Plan will be determined by the fair market value of the underlying securities on the date(s) such securities are issued.

NONTRANSFERABILITY

     During an optionee's lifetime, such optionee's option(s) shall be exercisable only by him or her and shall not be transferable. In the event of an optionee's death, such optionee's option(s) shall not be transferable other than by will or by the laws of descent and distribution.

DURATION, AMENDMENT AND TERMINATION

     The Board may amend, suspend or terminate the 1995 Plan at any time, except that any amendment, suspension or termination shall not affect any option previously granted. Any amendment of the 1995 Plan, however, which (i) materially increases the number of shares of Common Stock available for issuance, (ii) materially changes the class of persons who are eligible for the grant of ISOs or, (iii) if required by Rule 16b-3 (or any successor to such rule) under the Exchange Act, would materially increase the benefits accruing to participants under the 1995 Plan or would materially modify the requirement as to eligibility for participation in the 1995 Plan, shall be subject to approval of the Company's shareholders by the affirmative vote of the holders of a majority of the securities of the Company present or represented and entitled to vote at a duly held shareholders' meeting. Shareholder approval is not required for any other amendment of the 1995 Plan. Unless sooner terminated by the Board, the 1995 Plan will terminate on October 10, 2005, and no further options may be granted or stock sold pursuant to the 1995 Plan following the termination date.

FEDERAL INCOME TAX CONSEQUENCES

INCENTIVE STOCK OPTIONS

     Under federal income tax law, a grant of an ISO under the 1995 Plan is not a taxable event for the Company or the recipient. Generally, the exercise of an ISO also will not result in any federal income tax consequences to the Company or the recipient except in circumstances where the alternative minimum tax applies. In calculating alternative minimum taxable income ("AMTI"), the excess of the fair market value of the shares of Common Stock acquired upon exercise of the ISO, generally determined at the time of exercise, over the amount paid for the shares of Common Stock by the taxpayer is included. However, if such shares are disposed of in a "disqualifying disposition," as defined below, in the year of exercise, the maximum amount included as AMTI is the gain on the disposition of such shares.

     When the recipient disposes of ISO shares after the shares have been held for at least two years from the date of grant of the ISO and one year after its exercise ("ISO holding period"), the recipient will recognize capital gain or loss equal to the difference between the basis in the shares (generally the exercise price) and the amount received in such disposition. If the recipient disposes of the ISO shares prior to the expiration of the ISO holding period, a "disqualifying disposition" is deemed to have occurred and the recipient must recognize compensation (ordinary) income equal to the lesser of (1) the difference between the ISO exercise price and the stock's fair market value on the date of exercise or (2) the recipient's actual gain, if any, on the purchase and sale. The compensation income is then added to the basis of the ISO shares for purposes of calculating gain or loss on the disposition of the ISO shares. The Company is entitled to take a deduction for the compensation income recognized on the disqualifying disposition if it has properly tracked the disqualifying transaction.

NONSTATUTORY STOCK OPTIONS

     There will be no federal income tax consequences to the Company or the recipient as a result of a grant of an NSO under the 1995 Plan. Upon exercise of such an option, the recipient will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of stock acquired at the time of exercise over the exercise price. Upon the subsequent disposition of the shares, the optionee will realize a capital gain or loss, depending on whether the selling price exceeds the fair market value of the shares on the date of exercise. The optionee's holding period in the shares, for capital gain and loss purposes, begins on the date of exercise.

     In general, the Company will be entitled to a compensation expense deduction in connection with the exercise of an NSO granted under the 1995 Plan for any amounts included by the recipient as ordinary income at the time the recipient is taxed on such amounts. This compensation is subject to withholding and the Company reports the income on a Form W-2 or 1099.

     Section 162(m) of the IRC denies a deduction for taxable compensation paid by a public company to its chief executive officer or any of its other four (4) highest paid executives in excess of $1 million per year. Certain performance-based compensation is not included in calculating the $1 million threshold. Stock options may qualify for this exclusion if the plan under which they are granted meets certain conditions. As presently administered, the 1995 Plan does not satisfy these conditions. Accordingly, the Company may not be able to claim a tax deduction for certain exercises of NSOs or disqualifying dispositions of ISOs by any of the Company's top five (5) highest paid executives to the extent that the income from such exercises or dispositions, combined with such executive's other taxable compensation for the year, exceeds $1 million.

OTHER TAX CONSEQUENCES

     The foregoing discussion is intended to be a general summary only of the federal income tax aspects of options granted under the 1995 Plan. Tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the 1995 Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.


EXEMPTION FROM SECTION 16 OF THE EXCHANGE ACT

     Section 16 of the Exchange Act ("Section 16") establishes insider liability for profits realized from any "short-swing" trading transaction (i.e., purchase and sale, or sale and purchase within less than six months). Grants of options are generally viewed as purchases of the underlying securities for purposes of
Section 16. Rule 16b-3 of the Exchange Act provides that transactions by officers and directors pursuant to an employee stock option plan, such as option grants, are exempt from Section 16 liability provided that the plan meets certain requirements. In general, such exemption from such rules require that the transactions be: (i) approved by the Board, or a committee of the Board that is composed solely of two or more Non-Employee Directors; (ii) approved or ratified by either the affirmative votes of the holders of a majority of the securities of the issuer present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the state or other jurisdiction in which the Company is incorporated or the written consent of the holders of a majority of the securities of the Company entitled to vote, provided that such ratification occurs no later than the date of the next annual meeting of shareholders; or (iii) equity securities of the Company so acquired are held by the officer or director for a period of at least six months following the date of such acquisition, provided that this condition shall be satisfied with respect to a derivative security if at least six months elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security.

     The 1995 Plan is structured to comply with the above exemption requirements of Rule 16b-3 (or its successor rule) under the Exchange Act.


VOTE REQUIRED

     An affirmative vote by the holders of a majority of the Shares present in person or represented by proxy at the Meeting is required for approval of the amendment to the 1995 Plan. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1995 PLAN.

                                 PROPOSAL FOUR
                  APPROVAL OF 1997 EXECUTIVE STOCK OPTION PLAN
                           (ITEM 4 ON THE PROXY CARD)


     The Company's 1997 Executive Stock Option Plan (the "1997 Plan") was approved by the Board on August 12, 1997, and will become effective upon shareholder approval. The 1997 Plan authorizes the issuance of 550,000 shares of Common Stock with respect to options granted under the 1997 Plan. The general purpose of the 1997 Plan is to assist the Company in the recruitment, retention and motivation of executives who are in a position to make contributions to the Company's progress. The 1997 Plan will offer a significant incentive to such employees by enabling them to acquire shares of Common Stock, thereby increasing their proprietary interest in the growth and success of the Company. The 1997 Plan is being presented to the shareholders for their approval.

     The full text of the 1997 Plan, substantially in the form in which it will take effect if approved by the shareholders, is set forth in Exhibit A to this Proxy Statement. Except for the eligibility requirements set forth in the 1997 Plan, the terms and conditions of the 1997 Plan are substantially identical to those of the 1995 Plan. Consequently, please refer to the summary description of the 1995 Plan set forth above under "Proposal Three" for a summary description of the 1997 Plan. Such description is subject to, and qualified in its entirety by, the form 1997 Plan attached hereto as Exhibit A.

VOTE REQUIRED

     An affirmative vote by holders of a majority of the Shares present in person or represented by proxy at the Meeting is required for approval of the 1997 Plan. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1997 PLAN.

                                  PROPOSAL FIVE
                      RATIFICATION OF INDEPENDENT AUDITORS
                           (ITEM 5 ON THE PROXY CARD)


     The Board has selected Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending June 30, 1998, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Meeting. Price Waterhouse LLP has audited the Company's financial statements annually since 1992. Its representatives are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. On September 18, 1997, Price Waterhouse LLP announced a tentative agreement to merge with the firm of Coopers & Lybrand LLP. Completion of this merger is subject to further due diligence by both parties, negotiation of terms and conditions, and approval by the partners of both firms.

     Shareholder ratification of the selection of Price Waterhouse LLP as the Company's independent auditors is not required by the Company's By-Laws or otherwise. The Board is submitting the selection of Price Waterhouse LLP to the shareholders for ratification as a matter of good corporate practice. In the event that the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change could be in the best interests of the Company and its shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 1998.

                                 OTHER BUSINESS

     The Company knows of no other matters to be submitted at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment.


                      SHAREHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals of shareholders intended to be presented by such shareholders at next year's Annual Meeting of Shareholders must be received by the Company at its principal executive offices no later than June 15, 1998, and must satisfy the conditions established by the SEC for shareholder proposals to be included in the Company's proxy statement for that meeting.


                                    FORM 10-K

     A copy of the Company's Annual Report for Fiscal 97 is being mailed with this Proxy Statement to shareholders entitled to notice of the Meeting. At any shareholder's written request, the Company will provide without charge, a copy of the Annual Report for Fiscal 97 which incorporates the Form 10-K as filed with the SEC, including the financial statements and a list of exhibits. Requests should be sent to Investor Relations, Overland Data, Inc., 8975 Balboa Avenue, San Diego, California 92123-1599.

                                   By Order of the Board of Directors

                                   MARTIN D. GRAY
                                   SECRETARY



                                   ________________________
                                   San Diego, California

                                   EXHIBIT A

                      THE 1997 EXECUTIVE STOCK OPTION PLAN
                                      OF
                              OVERLAND DATA, INC.



SECTION 1.    ESTABLISHMENT AND PURPOSE.

    This Plan was established in 1997 to offer selected members of management of Overland Data, Inc., a California corporation (the "Company"), an opportunity to acquire an interest in the Company or to increase such interest, by purchasing Shares of the Company's Common Stock. This Plan provides for the grant of Options to purchase Shares. Options granted under this Plan may include Nonstatutory Options as well as ISOs intended to qualify under
Section 422 of the Code. This Plan is intended to comply in all respects with Rule 16b-3 (or its successor) under the Exchange Act.


SECTION 2.    DEFINITIONS.

    (a) "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company, as constituted from time to time.

    (b)  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    (c) "COMMITTEE" shall mean a committee of the Board of Directors, consisting of Nonemployee Directors as appointed by the Board of Directors from time to time, or, if no such committee is appointed, all members of the Board of Directors who are not Employees of the Company, in either case, as described in
Section 3(a) of this Plan.

    (d)  "COMPANY" shall mean Overland Data, Inc., a California corporation.

    (e) "EMPLOYEE" shall include every individual performing Service to the Company or its Subsidiaries if the relationship between such individual and the Company or its Subsidiaries is the legal relationship of employer and employee. This definition of "Employee" is qualified in its entirety and is subject to the definition set forth in Section 3401(c) of the Code and the applicable regulations thereunder.

    (f) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    (g) "EXERCISE PRICE" shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified by the Committee in the applicable Stock Option Agreement.

    (h) "FAIR MARKET VALUE" shall mean the market price of Stock, determined by the Committee as follows:

         (1) If Stock was traded over-the-counter on the date in question but was not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system for such date;

         (2) If Stock was traded over-the-counter on the date in question and was classified as a national market issue, then the Fair Market Value shall be equal to the last-transaction price quoted by the NASDAQ system for such date;

         (3) If Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite-transaction report for such date; and

         (4) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith and in accordance with Section 260.140.50, Title 10 of the California Code of Regulations, or with respect to the determination of Fair Market Value in connection with the exercise of any Options granted to Nonemployee Directors under Section 4(b) of this Plan, by an independent appraiser selected by the Committee in its sole discretion.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

    (i) "ISO" shall mean an incentive stock option described in Section 422(b) of the Code.

    (j) "NONEMPLOYEE DIRECTOR" shall mean a member of the Board of Directors who (i) is not currently an officer or Employee of the Company or a parent or Subsidiary of the Company, (ii) has not received compensation for serving as a consultant or in any other non-director capacity or had an interest in any transaction with the Company or a parent or Subsidiary of the Company that would exceed the $60,000 threshold for which disclosure would be required under Item 404(a) of Regulation S-K, or (iii) has not been engaged through another party in a business relationship with the Company which would be disclosable under Item 404(b) of Regulation S-K. If the Board of Directors determines that compliance with Section 162(m) of the Code is desirable, then the term "Nonemployee Director" shall also be interpreted to satisfy the definition of "outside director" under Section 162(m) and applicable regulations issued pursuant thereto.

    (k) "NONSTATUTORY OPTION" shall mean a Stock Option not described in Sections 422(b) or 423(b) of the Code.

    (l) "OPTION" shall mean an ISO or Nonstatutory Option granted under this Plan and entitling the holder to purchase Shares.

    (m)  "OPTIONEE" shall mean an individual who holds an Option.

    (n) "PLAN" shall mean the 1997 Stock Option Plan of the Company, as amended.

    (o)  "SERVICE" shall mean service as an Employee.

    (p)  "SHARE" shall mean one share of Stock, as adjusted in accordance with
Section 8 of this Plan (if applicable).

    (q)  "STOCK" shall mean the Common Stock of the Company.

    (r) "STOCK OPTION AGREEMENT" shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her Option.

    (s) "STOCK PURCHASE AGREEMENT" shall mean the Notice of Exercise and Stock Purchase Agreement to be delivered by an Optionee to the Company upon exercise of an Option.

    (t) "SUBSIDIARY" shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50 percent of the total combined voting power of all classes of outstanding Stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of this Plan shall be considered a Subsidiary commencing as of such date.

    (u)  "TAXES" shall mean the term defined in Section 6(d)(1) of this Plan.

    (v) "TOTAL AND PERMANENT DISABILITY" shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.


SECTION 3.    ADMINISTRATION.

    (a) COMMITTEE MEMBERSHIP. This Plan shall be administered by the Committee. The Committee shall consist only of Nonemployee Directors of the Company and shall have at least two members. The Committee shall meet such other requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3
(or its successor) under the Exchange Act.   The Board of Directors may appoint
a separate committee of the Board of Directors, composed of one or more directors of the Company who need not be Nonemployee Directors, who may administer this Plan with respect to Employees who are not officers or directors of the Company or incoming new directors of the Company, may grant Options under this Plan to such persons and may determine the timing, number of Shares subject to such Options and other terms of such grants.

    (b) COMMITTEE PROCEDURES. The Committee shall designate one of its members as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee's members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all of the Committee's members, shall be valid acts of the Committee.

    (c) COMMITTEE RESPONSIBILITIES. Subject to the provisions of this Plan, and without further approval of the Board of Directors, the Committee shall have full authority and discretion to take the following actions:

         (1)  To interpret this Plan and to apply its provisions;

         (2) To adopt, amend or rescind rules, procedures and forms relating to this Plan;

         (3) To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of this Plan;

         (4)  To determine when Options are to be granted under this Plan;

         (5)  To select the Optionees;

         (6) To determine the number of Shares to be made subject to each Option;

         (7) To prescribe the terms and conditions of each Option, including, without limitation, the Exercise Price, to determine whether such Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the Stock Option Agreement relating to such Option;

         (8) To amend any term of any outstanding Stock Option Agreement, subject to applicable legal restrictions and to the consent of the Optionee who entered into such agreement;

         (9) To accelerate or defer, with the consent of the Optionee, the exercise date of any Option;

         (10) With the consent of the Optionee, to reprice, cancel and regrant, or otherwise adjust the Exercise Price of an Option previously granted by the Committee;

         (11) To prescribe the consideration for the grant of each Option or other right under this Plan and to determine the sufficiency of such consideration; and

         (12) To take any other actions deemed necessary or advisable for the administration of this Plan.

All decisions, interpretations and other actions of the Committee shall be final and binding on all Optionees, and all persons deriving their rights from an Optionee. No member of the Committee shall be liable for any action that he or she has taken or has failed to take in good faith with respect to this Plan, any Option, or any other right to acquire Shares under this Plan.


SECTION 4.    ELIGIBILITY.

    (a) GENERAL RULE. Only Employees shall be eligible to receive options under the Plan. In addition, the following restrictions shall apply:

    (b) TEN-PERCENT STOCKHOLDERS. An Employee who owns more than 10 percent of the total combined voting power of all classes of Outstanding Stock of the Company or any of its Subsidiaries shall not be eligible for the grant of an Option unless (i) the Exercise Price is at least 110 percent of the Fair Market Value of the Shares underlying such Option on the date of grant of such Option and (ii) if such Option is an ISO, such ISO is not exercisable after the expiration of five years from the date of grant.

    (c) ATTRIBUTION RULES. For purposes of Subsection (b) above, in determining Stock ownership, an Employee shall be deemed to own the Stock owned, directly or indirectly, by or for such Employee's brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries. Stock with respect to which such Employee holds an Option shall be counted in the determination of Stock ownership for purposes of the above Subsection (b).

    (d) OUTSTANDING STOCK. For purposes of Subsection (b) above, "Outstanding Stock" shall include all Stock actually issued and outstanding immediately after the grant. "Outstanding Stock" shall not include Shares authorized for issuance under outstanding Options held by the Employee or by any other person.


SECTION 5.    STOCK SUBJECT TO THIS PLAN.

    (a) BASIC LIMITATION. Shares subject to Options granted under this Plan shall be authorized but unissued Shares. The aggregate number of Shares which may be issued under this Plan (upon exercise of Options or other rights to acquire Shares) shall not exceed 550,000 Shares, subject to adjustment pursuant to Section 8 of this Plan. The number of Shares which is subject to Options or other rights outstanding at any time under this Plan shall not exceed the number of Shares which then remain available for issuance under this Plan. The Company, during the term of this Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of this Plan.

    (b) ADDITIONAL SHARES. In the event that any outstanding Option or other right for any reason expires or is canceled or otherwise terminated, the Shares allocable to the unexercised portion of such Option or other right shall again be available for the purpose of this Plan.

    (c) LIMITATION ON GRANTS. The maximum number of Shares as to which Options shall be granted to any single Optionee shall not exceed 150,000 Shares.


SECTION 6.    TERMS AND CONDITIONS OF OPTIONS.

    (a) STOCK OPTION AGREEMENT. Each grant of an Option under this Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions which are not inconsistent with this Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under this Plan need not be identical.

    (b) NUMBER OF SHARES. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 8 of this Plan. The Stock Option Agreement shall also specify whether the Option is an ISO or a Nonstatutory Option.

    (c)  EXERCISE PRICE.  Each Stock Option Agreement shall specify the
Exercise Price. The Exercise Price of an ISO shall not be less than 100 percent of the Fair Market Value of a Share on the date of grant of the Option, except as otherwise provided in Section 4(b) of this Plan. The Exercise Price of a Nonstatutory Option shall not be less than 85 percent of the Fair Market Value of a Share on the date of grant. Subject to the preceding two sentences, the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in a form described in Section 7 of this Plan.

    (d) WITHHOLDING TAXES. The Company's obligation to deliver Shares or cash upon the exercise of Options shall be subject to the satisfaction of all applicable Federal, State and local income tax and employment tax withholding requirements.

         (1) In the event that the Company or a Subsidiary determines that it is required to withhold federal, state, foreign or local taxes or social security/insurance amounts in connection with the grant or exercise of an Option or the disposition of Shares pursuant to the exercise of an Option (collectively, the "Taxes"), the Optionee or any person succeeding to the rights of the Optionee, as a condition to such grant, exercise or disposition, may be required to make arrangements satisfactory to the

Company or such Subsidiary to enable it to satisfy such withholding requirements. Alternatively, at its discretion, the Company may issue or transfer Shares net of the number of Shares sufficient to satisfy the withholding requirements, with such Shares valued as of the date the withholding obligation is incurred.

         (2) The Committee may also, in its discretion and applying relevant law in accordance with the provisions of this Section 6(d) and such supplemental rules as the Committee may from time to time adopt, require as a condition of delivery of the Shares upon exercise of Options, that the Optionee remit to the Company an amount in cash or check sufficient to satisfy the Taxes.

    (e) EXERCISABILITY AND TERM. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable.
The vesting of any Option shall be determined by the Committee in its sole discretion; provided, however, that the Optionee's right to exercise the Option shall be at the rate of at least 20% per year over five years from the date when the Option is granted. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee's death, Total and Permanent Disability or retirement or other events determined from time to time by the Committee. The Stock Option Agreement shall also specify the term of the Option, which term shall not exceed ten years from the date of grant. Subject to the preceding sentence, the Committee in its sole discretion shall determine when an Option is to expire. An Option shall be deemed exercised when the Company receives from the Optionee (i) an executed Stock Purchase Agreement in accordance with the terms of the Option by the person entitled to exercise the Option and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under Section 7 of this Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder of the Company shall exist with respect to the Shares, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date when the stock certificate is issued, except as provided in Section 8 of this Plan. With respect to any ISOs granted under this Plan, the aggregate Fair Market Value (determined as of the respective date or dates of grant) of the Shares for which one or more Options granted to any Employee under this Plan (or any other option plan of the Company or its parent or Subsidiary corporations) may for the first time become exercisable as ISOs during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two or more such Options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability thereof as ISOs shall be applied on the basis of the order in which such Options are granted. To the extent such dollar limitation is exceeded in any one calendar year, the Option shall nevertheless be exercisable for the excess number of Shares as a Nonstatutory Option.

    (f) NONTRANSFERABILITY. During an Optionee's lifetime, such Optionee's Option(s) shall be exercisable only by him or her and shall not be transferable. In the event of an Optionee's death, such Optionee's Option(s) shall not be transferable other than by will or by the laws of descent and distribution.

    (g) TERMINATION OF SERVICE (EXCEPT BY DEATH). If an Optionee's Service terminates for any reason other than such Optionee's death, then such Optionee's Option(s) shall expire on the earliest of the following occasions:

         (1)  The expiration date determined pursuant to Subsection (e) above;

         (2) The date which is thirty (30) days after the termination of the Optionee's Service for any reason other than Total and Permanent Disability; or

         (3) The date which is six (6) months after the termination of the Optionee's Service by reason of Total and Permanent Disability.

         The Optionee may exercise all or part of his or her Option(s) at any time before the expiration of such Option(s) under the preceding sentence, but only to the extent that such Option(s) had become exercisable before the Optionee's Service terminated or became exercisable as a result of the termination. The balance of such Option(s) shall lapse when the Optionee's Service terminates. In the event that the Optionee dies after the termination of the Optionee's Service but before the expiration of the Optionee's Option(s), all or part of such Option(s) may be exercised (prior to expiration) by the executors or administrators of the Optionee's estate or by any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance, but only to the extent that such Option(s) had become exercisable before the Optionee's Service terminated or became exercisable as a result of the termination. For purposes of the foregoing provisions of this Section 6(g), the Optionee shall be deemed to be providing Service to the Company for so long as the Optionee renders Service on a periodic basis to the Company or a Subsidiary in the capacity of an Employee. The Optionee shall be considered to be an Employee for so long as the Optionee remains in the employ of the Company or a Subsidiary.

    (h) LEAVES OF ABSENCE. For purposes of Subsection (g) above, Service shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Committee). The foregoing notwithstanding, in the case of an ISO granted under this Plan, Service shall not be deemed to continue beyond the first 90 days of such leave, unless the Optionee's reemployment rights are guaranteed by statute or by contract.

    (i) DEATH OF OPTIONEE. If an Optionee dies while he or she is providing Service to the Company, then such Optionee's Option(s) shall expire on the earlier of the following dates:

         (1)  The expiration date determined pursuant to Subsection (e) above;
or

         (2)  The date which is six (6) months after the Optionee's death.

All or part of the Optionee's Option(s) may be exercised at any time before the expiration of such Option(s) under the preceding sentence by the executors or administrators of the Optionee's estate or by any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance, but only to the extent that such Option(s) had become exercisable before the Optionee's death or became exercisable as a result of the Optionee's death. The balance of such Option(s) shall lapse when the Optionee dies.

    (j) NO RIGHTS AS A STOCKHOLDER. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by his or her Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section 8 of this Plan.

    (k) MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS. Within the limitations of this Plan, the Committee may modify, extend or renew outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised) in return for the grant of new Options at the same or a different Exercise Price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair such Optionee's rights or increase his or her obligations under such Option.

    (l) RESTRICTIONS ON TRANSFER OF SHARES. Any Shares issued upon exercise of an Option shall be subject to such transfer restrictions as the Committee shall determine so long as such restrictions do not unfairly prejudice the opportunity of the Optionee to receive the fair value of the applicable Shares as required under Rule 260.140.8, Title 10 of the California Code of Regulations, in addition to any general restrictions that may apply to all holders of Stock. Options may not be transferred or assigned in any manner other than by will or by the laws of descent or distribution.

    (m) RULE 16b-3. Options granted to persons who are subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3 promulgated thereunder and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to this Plan's transactions; provided, however, that this provision shall not apply if, at the time of such option grant, this Plan, as it relates to such grant, is not administered by a Committee consisting solely of Nonemployee Directors.

SECTION 7.    PAYMENT FOR SHARES.

    (a) GENERAL RULE. The entire Exercise Price of Shares issued under this Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as follows:

         (1) In the case of an ISO granted under this Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. However, the Committee (in its sole discretion) may specify in the Stock Option Agreement that payment may be made pursuant to Subsections (b), (c) or (d) below; or

         (2) In the case of a Nonstatutory Option granted under this Plan, the Committee (in its sole discretion) may accept payment pursuant to Subsections (b), (c) or (d) below.

    (b) SURRENDER OF STOCK. To the extent that this Subsection (b) is applicable, payment may be made all or in part with Shares which have already been owned by the Optionee or his or her representative for more than 12 months and which are surrendered to the Company in good form for transfer. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under this Plan.

    (c) EXERCISE/SALE. To the extent that this Subsection (c) is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any Taxes.

    (d) EXERCISE/PLEDGE. To the extent that this Subsection (d) is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any Taxes.


SECTION 8.    ADJUSTMENT OF SHARES.

    (a) GENERAL. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Stock in an amount that has a material effect on the value of Stock, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spinoff or a similar occurrence, the Committee shall make appropriate adjustments in one or more of (i) the number of Shares available for future grants under Section 5 of this Plan, (ii) the number of Shares covered by each outstanding Option or (iii) the Exercise Price under each outstanding Option.

    (b) RESERVATION OF RIGHTS. Except as provided in this Section 8, an Optionee shall have no rights by reason of any subdivision or consolidation of Shares of Stock of any class, the payment of any dividend or any other increase or decrease in the number of Shares of Stock of any class. Any issue by the Company of Shares of Stock of any class, or securities convertible into Shares of Stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassification, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.


SECTION 9.    SECURITIES LAWS; STOCKHOLDER APPROVAL.

    Shares shall not be issued under this Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange on which the Company's securities may then be listed. All options issued pursuant to this Plan are to be issued conditional upon approval of the Plan by the shareholders of the Company under applicable law.


SECTION 10.   NO EMPLOYMENT RIGHTS.

    No provision of this Plan, nor any right or Option granted under this Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee or in any way to amend, modify, waive or terminate the Company's (or any Subsidiary's) right to terminate any person's Service at any time and for any reason.


SECTION 11.   DURATION AND AMENDMENTS.

    (a) TERM OF THIS PLAN. This Plan, as set forth herein, shall become effective August 12, 1997, the date when the Board of Directors adopted this Plan. Notwithstanding the foregoing, no Option granted under this Plan shall become exercisable unless and until this Plan shall have been approved by the shareholders of the Company. This Plan shall terminate automatically on the date which is ten (10) years after its initial adoption by the Board of Directors, August 12, 2007, and may be terminated on any earlier date pursuant to Subsection (b) below.

    (b) RIGHT TO AMEND OR TERMINATE THIS PLAN. The Board of Directors may amend, suspend or terminate this Plan at any time and for any reason; provided, however, that any amendment of this Plan which: (i) materially increases the number of Shares available for issuance under this Plan (except as provided in Section 8 of this Plan); (ii) materially changes the class of persons who are eligible for the grant of ISOs; or (iii) if required by Rule 16b-3 (or any successor thereto) under the Exchange Act, would materially increase the benefits accruing to participants under this Plan or would materially modify the requirements as to eligibility for participation in this Plan, shall be subject to the approval of the Company's shareholders by the affirmative vote of the holders of a majority of the securities of the Company present, or represented and entitled to vote at a duly held shareholders' meeting. Shareholder approval shall not be required for any other amendment of this Plan.

    (c) EFFECT OF AMENDMENT OR TERMINATION. No Shares shall be issued or sold under this Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of this Plan, or any amendment thereof, shall not affect any Share previously issued or any Option previously granted under this Plan.


SECTION 12.   EXECUTION.

    To record the adoption of this Plan by the Board of Directors on as of August 12, 1997, the Company has caused its authorized officer to execute the same.

                                       OVERLAND DATA, INC.,
                                       a California corporation


                                       By:   /s/ Scott McClendon
                                       Scott McClendon, President and CEO

                              OVERLAND DATA, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                               NOVEMBER 11, 1997

    The undersigned hereby appoints Scott McClendon and Martin D. Gray, or either of them ("Appointed Proxies"), with power of substitution to each, to vote all shares of the undersigned at the Annual Meeting of Shareholders ("Meeting") of Overland Data, Inc. to be held on Tuesday, November 11, 1997 at 9:00 a.m., or at any adjournment or postponement thereof, as follows:

1.   ELECTION OF DIRECTORS:
     / /  FOR electing Scott McClendon, Martin D. Gray,   / /  WITHHOLD AUTHORITY to vote for Scott
     William W. Otterson, Joseph D. Rizzi and John A.     McClendon, Martin D. Gray, William W. Otterson,
          Shane for a term of one (1) year (except as          Joseph D. Rizzi and John A. Shane.
          marked to the contrary below).

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
                                        ________________________________________

2.   Proposal to amend the Company's bylaws to set the number of directors at five (5).
                        / /  FOR                   / /  AGAINST                   / /  ABSTAIN
3.   Proposal to increase the number of shares issuable under the Company's
     1995 Stock Option Plan.
                        / /  FOR                   / /  AGAINST                   / /  ABSTAIN
4.   Proposal to approve the Company's 1997 Executive Stock Option Plan.
                        / /  FOR                   / /  AGAINST                   / /  ABSTAIN
5.   Proposal to appoint Price Waterhouse LLP as independent auditors.
                        / /  FOR                   / /  AGAINST                   / /  ABSTAIN

                          (CONTINUED ON REVERSE SIDE)

    If any other business is brought before the Meeting or any adjournment or postponement thereof, this Proxy will be voted in the discretion of the Appointed Proxies.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING EACH OF THE DIRECTORS AND FOR PROPOSALS 2, 3, 4 AND 5. THIS PROXY, SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS AND FOR APPROVAL OF THE PROPOSALS PRESENTED.

    The undersigned has received the Notice of Meeting, the Proxy Statement related to the Meeting and the Company's Annual Report for its fiscal year ended June 30, 1997 and hereby ratifies all that the Appointed Proxies, or their substitutes, may lawfully do by virtue hereof, and revokes any proxies previously given to vote such shares.
                                             Date: _____________________________
                                             ___________________________________
                                                         (Signature)
                                             ___________________________________
                                                 (Signature if held jointly)

                                             Please sign exactly as your name(s)
                                             appear to the left. When signing in
                                             fiduciary or representative
                                             capacity, please add your full
                                             title. If shares are registered in
                                             more than one name, all holders
                                             must sign. If signature is for a
                                             corporation or partnership, the
                                             handwritten signature and title of
                                             an authorized officer or person are
                                             required, together with the full
                                             company name.

                                              PLEASE SIGN AND RETURN PROMPTLY.